Tekion (Canada), Inc. 8602 Commerce Court Burnaby, BC V5A 4N6 Tel. 604-656-6610 Fax. 604-656-6620 www.tekion.com

Statement of Work	# MAN-S0W-001

This document comprises Statement of Work # MAN-SOW-001 (this “Statement of Work”) made as of July 31, 2012 by Tekion (Canada), Inc. (“Company”) and Mantra Energy (“Customer”).

This Statement of Work shall be pursuant to the terms and conditions of the Master Services Agreement # MAN-MSA-001, dated July 31, 2012, between Company and Customer

Overview

Mantra’s ERC technology converts CO2 in stack gases to a formate salt which can then be further processed into formic acid or used to operate a fuel cell to generate power. Mantra has worked in the past with Kemetco Research to improve electrode performance and generate operational data using an existing 10 amp reactor leased from UBC. Mantra has since engaged Powertech Labs to do further engineering on the system, in particular to explore improvements in cathode catalyst stability, formate crossover and to generally improve operational performance. The end result will be a conceptual design for a 100 kg/day system to be installed and operated at a test site at Lafarge Cement in Richmond, BC.

In the interests of time and expediency to get this technology to commercialization, Tekion proposes a program that will run in parallel to the Powertech program to help ‘divide and conquer’ some of the critical issues faced by Mantra. These issues include:

  CO2 partial pressure required in the incoming gas stream and the resulting conversion and current efficiencies (this will determine whether a CO2 concentration step is required to make the process feasible in practice)
  Resistance to impurities in the incoming gas stream and overall catalyst stability
  Molarity of exit product and resulting formate crossover issues
  Electrical efficiency of the system (operating cost)
  Current densities and resulting capital costs

This proposal outlines how Tekion would participate in this parallel approach

Work Summary

Stage 1 – Baseline electrode/membrane materials selection

Working in consultation with Professor Colin Oloman, Tekion will develop and build a ‘bench-scale’ reactor operating at up to 10 amps current. This reactor will be designed specifically for ease of electrode/membrane removal and replacement to facilitate five primary goals:

1.	Identify mechanical design for promoting superior 2-phase flow distribution in cathode compartment, and resulting gas/liquid/catalyst contact
2.	Identify and test commercial proton exchange membranes designed to reduce back-diffusion of anions from cathode to anode
3.	Screen commercial metal powders for the purpose of extending cathode operating lifetime, reducing overpotential, and improving current efficiency
4.	Examine direct formic acid production in acidic catholyte conditions
5.	If necessary, develop an in-situ cathode regeneration process

Deliverables:	All collected operational data
Documented operational procedures
Interim report at the end of Stage 1
Reactor design drawing based on conclusions

Budgeted Cost:	$ 49,900 + materials

Timeline:	8 weeks

Stage 2a – Reactor scale-up

Utilizing what is learned from Stage 1, Tekion will build a reactor sized appropriately to serve as a single cell in a 100 kg/day pilot plant. Such a cell would most likely have a maximum size of 0.2 m2, with a capacity of less than 4 kg/day formate/formic acid. This will provide more information on key reaction engineering and system level variables including, but not limited to, formate/formic acid crossover, pressure drop, and temperature effects. The following goals will be key to this stage:

  Improve mechanical design of Stage 1 reactor to promote 2-phase flow distribution across larger surface area
  Characterize the effects of diluted CO2 feed streams on current efficiency at high conversion
  Target a minimum 3-5 molar formate/formic acid product stream while minimizing formate crossover issues
  Maintain electrical efficiency of Stage 1 reactor
  If possible, design and test manifolding system for effective distribution of gas/liquid phases between individual cells in a future stack
Deliverables:	All collected operational data
Documented procedures for reactor operation
Interim report at the end of Stage 2
Reactor design drawing based on conclusions
Reactor prototype and hardware used for data collection

Budgeted Cost:	$ 74,850 + materials

Timeline:	12 weeks (parallel with Stages 1, 2b)

Stage 2b – Improving catalyst functionality (if required)

Utilizing what is learned from screening commercial metal powders in Stage 1, Tekion will synthesize and test novel supported metal-metal alloys or composite materials in order to improve baseline performance in the following areas:

  Extend cathode operating times to an approximate 5000 hour target
  Reduce cathode overpotentials by increasing catalytic surface area
  Improve formate/formic acid current efficiencies in non-ideal conditions (ex. low pH, low CO2 partial pressure)
Deliverables:	All collected operational data
Synthesis methods and procedures
Interim report at the end of Stage 2

Budgeted Cost:	$ 62,375 + materials

Timeline:	10 weeks (parallel with Stage 2a)

Stage 3 – Single cell characterization

Utilizing what is learned in Stages 2a and 2b, build and operate a single cell reactor using the best known mechanical design and materials for the anticipated operating conditions of the 100 kg/day pilot plant. Final performance metrics include cell current and voltage, formate/formic acid current efficiency, CO2 conversion per pass, and outlet formate/formic acid concentration.

Deliverables:	All collected operational data
Documented procedures for reactor operation
Interim report at the end of Stage 3
Reactor design drawing based on conclusions
Reactor prototype and hardware used for data collection

Budgeted Cost:	$ 49,900 + materials

Timeline:	4 weeks

Stage 4 – Conceptual 100 kg/day pilot plant design

Work closely with Powertech to transfer the knowledge learned in this program to be utilized in Powertech’s effort to complete task 1.5 in the Powertech proposal. The resulting conceptual design should be sufficient to begin construction of the 100 kg/day demonstration unit for the Lafarge site

Deliverables:	All information required to assist Powertech’s design

Budgeted Cost:	$ 24,950 + materials

Timeline:	4 weeks

Schedule

Cost Schedule

Mantra will be billed on a monthly basis for time and materials – the chart below provides a guideline for projected monthly labour costs. We will seek Mantra approvals for any major material purchases

There will be a monthly review with Mantra management to ensure the project is heading in the right direction and to plan the manpower/activities for the following month. These reviews will take place early in the final week of each month

Tekion will require an upfront payment of $50,000 payable on the signing of the SOW

Staff	Hourly Rate	Monthly Estimated
		Hours	Cost
Sean Huff	$ 150	67	$10,050
Shizhong Duan	$ 150	55	$ 8,250
Cesika Haligva	$ 125	42	$ 5,250
Jonathan Cantilep	$ 125	55	$ 6,875
Gener Pereyra	$ 100	42	$ 4,200
Gerry Yaris	$ 100	84	$ 8,400
Priyantha Wimalaratne	$ 125	55	$ 6,875
		Total:	$ 49,900

Terms & Conditions

As per Master Services Agreement MAN-MSA-001 signed and dated July 31, 2012

Intellectual Property

All work product and associated IP for this project will belong to Mantra Energy

To show their agreement to these terms, Company and Customer acting through their authorized representatives, have signed and delivered this Statement of Work on the dates specified below.

Tekion (Canada), Inc.	Mantra Energy
Company	Customer

/s/ Neil Huff	/s/ Larry Kristof
Signature	Signature

Neil Huff	Larry Kristof
Name	Name

President & CEO	President & CEO
Title	Title

July 31, 2012	July 31, 2012
Date	Date